                 JOHN DEERE CAPITAL CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


                                                         FOR THE YEARS ENDED OCTOBER 31,
                                 --------------------------------------------------------------------------------
                                   1998              1997              1996              1995              1994
                                 --------          --------          --------          --------          --------
Earnings:
  Income before income
    taxes and changes
    in accounting                $233,534          $211,251          $206,588          $175,360          $161,809
  Fixed charges                   373,236           330,648           276,726           240,913           168,507
                                 --------          --------          --------          --------          --------
    Total earnings               $606,771          $541,899          $483,314          $416,273          $330,316
                                 --------          --------          --------          --------          --------
                                 --------          --------          --------          --------          --------

Fixed charges:
  Interest expense               $368,381          $326,866          $273,748          $238,445          $166,591
  Rent expense                      4,856             3,782             2,978             2,468             1,916
                                 --------          --------          --------          --------          --------
    Total fixed charges          $373,236          $330,648          $276,726          $240,913          $168,507
                                 --------          --------          --------          --------          --------
                                 --------          --------          --------          --------          --------

Ratio of earnings to
  fixed charges *                    1.63              1.64              1.75              1.73              1.96
                                 --------          --------          --------          --------          --------
                                 --------          --------          --------          --------          --------

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"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.